[LOGO](R)                        NEWS RELEASE
SYNOVUS(R)
Financial Corp.


For Immediate Release

Contact:   Patrick A. Reynolds
           Director of Investor Relations
           (706) 649-4973


                SYNOVUS FINANCIAL CORP. ANNOUNCES 22.8% INCREASE
                             IN QUARTERLY DIVIDEND

     Columbus, GA, March 15, 1999 - Today, Synovus Financial Corp. (NYSE - SNV), the Columbus, Georgia, based multi-financial services company, announced a 22.8% increase in the quarterly cash dividend of Synovus common stock. The quarterly cash dividend will be increased to $0.09 from $0.0733, payable on April 1, 1999, to shareholders of record as of March 25, 1999.

     Commenting on the increase, James H. Blanchard, Chairman of the Board and CEO, stated, We are proud to increase our cash dividend for the 23rd consecutive year. This increase reflects the Board of Directors confidence in our future and our commitment to maximize the total return of our common stock to our shareholders. The cash dividend paid to shareholders has increased at an annual compound growth rate of 22.6% for the last five years and 17.8% for the past ten years.

     Synovus Financial Corp. (Syn o vus) is a $10.5 billion asset, multi-financial services company composed of 36 banks serving communities throughout Georgia, Alabama, Florida and South Carolina; an 80.8% ownership of Total System Services, Inc. (NYSE - TSS) (www.totalsystem.com), one of the worlds largest credit, debit, commercial and private-label card processing companies; Synovus Trust Company, one of the Southeast's largest providers of trust services; Synovus Securities, Inc., a full-service brokerage firm; and Synovus Mortgage Corp., which offers mortgage services throughout the Southeast. Synovus Financial Corp. is a component of the Standard and Poors 500 index and has been named the Best Company to Work for in America by FORTUNE magazine. The name Synovus was created by the combination of synergy and novus - synergy, meaning the interaction of separate components such that the total effect is greater than the sum of its parts and novus (Latin for new), meaning usually of superior quality and different from the others listed in the same category. Synovus' Internet address is www.synovus.com.



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                    Post Office Box 120 / Columbus, GA 31902
                               http://www.snv.com